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                                                                       EXHIBIT 5

     RIDE DIRECTORS FIND MINOTAUR UNSOLICITED OFFER ILLUSORY AND INADEQUATE

         PRESTON, WA, APRIL 19, 1999 - Ride, Inc. (Nasdaq: RIDE) today announced that its Board of Directors has unanimously determined that the unsolicited tender offer by Minotaur Capital for 51% of the outstanding shares of Ride at $2.25 per share payable by a non-interest bearing promissory note due in one year (subsequently amended to eight months) is inadequate and not in the best interests of its shareholders, and has unanimously recommended that Ride shareholders reject the Minotaur Offer and not tender their shares to Minotaur.

         In reaching its determination and recommendation described above, the Board considered a number of factors including the following:

- THE HIGHLY SPECULATIVE NATURE OF THE FUNDING NECESSARY TO CONSUMMATE THE MINOTAUR OFFER. The Minotaur Offer provides for payment pursuant to a non-interest bearing promissory note due one year (subsequently amended to eight months) from the date of the expiration of the offer. Minotaur is a shell corporation -- newly formed and with no assets. If Minotaur is unable to fund the purchase and defaults on the promissory notes, shareholders who tender their shares would receive no cash consideration.

- COMPLETE FAILURE OF THE MINOTAUR OFFER TO ADDRESS RIDE'S NEED FOR NEAR-TERM OPERATING CAPITAL. The Minotaur Offer contains no proposal for interim funding. The Board believes that without capital to repay the debt obligations of the Company and for current business operations, the Company's business will be substantially and negatively impacted.

- THE OPINION OF RIDE'S FINANCIAL ADVISOR THAT THE MINOTAUR OFFER IS INADEQUATE FROM A FINANCIAL POINT OF VIEW. Ride's financial advisor, Ladenburg Thalmann & Co. Inc. gave its formal opinion to the Ride Board that the Minotaur Offer is inadequate, from a financial point of view, to the holders of Ride's Common Stock.

- THE LACK OF PUBLIC COMPANY OR INDUSTRY EXPERIENCE OF MINOTAUR'S PRINCIPAL. The Company is not aware that David J. Feingold, the President and Chief Executive Officer of Minotaur, has had any experience running any company other than his law firm, let alone a public company or a company in the contemporary sports industry.

         Said Robert Marcovitch, Ride's President and Chief Executive Officer, "After investigation, the Board found no corroborating evidence whatsoever that would allow it to conclude that the Minotaur Offer is anything other than illusory - there is simply nothing to support a belief that either Minotaur or Mr. Feingold will be in a position to fund the tender offer. Moreover, based on our investigation, we have some serious concerns about the validity of the offer under state and federal securities laws. Today's amendment by Minotaur does not diminish any of these concerns."

         Ride also announced that it is involved in ongoing negotiations with an institutional investor with respect to a significant capital infusion in the Company, but stated that no letter of intent has been executed and the Company cannot predict whether one will be.

         Ride also announced that it has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Company's formal recommendation with respect to the Minotaur Offer. Additional information with respect to the Board's decision to recommend that the shareholders reject the Minotaur Offer and the matters considered by the Board in reaching such decision is contained in the Schedule 14D-9.

         Established in 1992, Ride is headquartered in the foothills of the Cascade Mountains in Preston, Washington. Ride is a leading manufacturer of contemporary sports equipment, including snowboard equipment, wakeboards and apparel under the brand names: Ride, Liquid, 5150, Smiley Hats and FullTilt.

         This press release contains forward-looking statements with respect to the Company's financing needs and its ability to obtain near-term financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause such statements to be materially different from any future results expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

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